EXHIBIT 15(2)













January 23, 1995









Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549



RE:  Dynatech Corporation



We are aware that our report dated January 23, 1995 on our review of interim financial information of Dynatech Corporation for the interim periods ended December 31, 1994 and 1993, and included in the Corporation's quarterly report on Form 10-Q for the quarter ended December 31, 1994 is incorporated by reference in various registration statements on Form S-3 (File No. 2-78465, 2-81026, 2-82260, 2-85387, 2-86467, 2-92391, 2-94757,
33-365, 33-2387, 33-5544, 33-17169, 33-24058 and 33-30610) and
Form S-8 (File No. 2-87779, 33-10465, 33-17243 and 33-42427).
Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





								Sincerely yours,









								Coopers & Lybrand L.L.P.